Calvin B. Taylor Bankshares, Inc.
 and Subsidiary

Table of Contents

Page

Report of Registered Public Accounting Firm	1
Consolidated Financial Statements
Consolidated Balance Sheets	2
Consolidated Statements of Income	3
Consolidated Statements of Changes in Stockholders' Equity	4
Consolidated Statements of Cash Flows	5-6
Notes to Consolidated Financial Statements	7-22

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Calvin B. Taylor Bankshares, Inc.
Berlin, Maryland

    We have audited the accompanying consolidated balance sheets of Calvin B. Taylor Bankshares, Inc. and Subsidiary (the Company) as of December 31, 2007, 2006, and 2005, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As discussed in Note 2 to the financial statements, management determined that the allowance for loan losses was overstated as a result of provisions charged to earnings in years prior to 2003. Accordingly, the 2006 and 2005 financial statements have been restated and an adjustment has been made to retained earnings.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Calvin B. Taylor Bankshares, Inc. and Subsidiary as of December 31, 2007, 2006, and 2005, and the results of its operations and its cash flows for each of the three years then ended, in conformity with accounting principles generally accepted in the United States of America.

    We have also audited, in accordance with standards of the Public Company Accounting Oversight Board in the United States of America, the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 12, 2008, expressed an unqualified opinion on management’s assessment of internal control over financial reporting and an unqualified opinion on the effectiveness of internal control over financial reporting.

/s/ Rowles & Company, LLP

Baltimore, Maryland
March 12, 2008

Calvin B. Taylor Bankshares, Inc.
and subsidiary
Consolidated Balance Sheets
	December 31,
	2007	2006	2005
		Restated	Restated
Assets
Cash and due from banks	$ 17,428,347	$ 21,138,799	$ 24,069,790
Federal funds sold	23,121,256	24,616,735	26,296,780
Interest-bearing deposits	6,012,482	2,055,689	2,192,731
Investment securities available for sale	24,082,202	18,854,192	6,505,278
Investment securities held to maturity (approximate fair
value of $47,302,194, $56,031,190, and $111,306,528)	46,679,750	56,271,631	112,579,162
Loans, less allowance for loan losses of $195,525,
$196,083, and $211,374	238,076,278	233,231,118	206,421,292
Premises and equipment	6,536,469	6,562,837	6,664,051
Accrued interest receivable	1,693,173	1,692,622	1,504,945
Computer software	156,629	175,383	228,014
Bank owned life insurance	4,720,770	4,530,259	4,367,744
Other assets	638,317	382,236	224,172
	$ 369,145,673	$ 369,511,501	$ 391,053,959
Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing	$ 73,357,578	$ 79,625,853	$ 88,236,133
Interest-bearing	215,585,969	210,698,907	222,621,474
	288,943,547	290,324,760	310,857,607
Securities sold under agreements to repurchase	3,426,173	5,624,048	6,149,263
Note payable	98,090	120,737	142,069
Dividend payable	-	-	4,462,578
Accrued interest payable	501,909	340,155	177,357
Deferred income taxes	1,481,111	1,487,664	1,403,286
Other liabilities	219,080	233,196	332,030
	294,669,910	298,130,560	323,524,190
Stockholders' equity
Common stock, par value $1 per share;
authorized 10,000,000 shares; issued and outstanding
3,102,510 shares at December 31, 2007,
3,149,356 shares at December 31, 2006, and
3,187,556 shares at December 31, 2005	3,102,510	3,149,356	3,187,556
Additional paid-in capital	12,381,413	14,117,732	15,454,735
Retained earnings	57,076,461	52,265,370	47,232,513
	72,560,384	69,532,458	65,874,804
Accumulated other comprehensive income	1,915,379	1,848,483	1,654,965
	74,475,763	71,380,941	67,529,769
	$ 369,145,673	$ 369,511,501	$ 391,053,959

The accompanying notes are an integral part of these financial statements.

Calvin B. Taylor Bankshares, Inc.
and subsidiary
Consolidated Statements of Income

	Years Ended December 31,
	2007	2006	2005
Interest and dividend revenue
Loans, including fees	$ 16,645,904	$ 15,868,454	$ 12,957,693
U. S. Treasury and government agency securities	2,811,829	2,875,040	3,267,544
State and municipal securities	68,445	155,620	267,243
Federal funds sold	1,919,020	1,136,460	1,077,571
Interest-bearing deposits	168,485	78,944	55,674
Equity securities	70,479	70,752	55,494
Total interest and dividend revenue	21,684,162	20,185,270	17,681,219

Interest expense
Deposits	4,616,037	3,174,670	1,738,647
Borrowings	35,803	48,088	30,726
Total interest expense	4,651,840	3,222,758	1,769,373
Net interest income	17,032,322	16,962,512	15,911,846

Provision for loan losses	-	-	-
Net interest income after provision for loan losses	17,032,322	16,962,512	15,911,846

Noninterest revenue
Service charges on deposit accounts	1,022,472	1,119,158	1,053,443
ATM and debit card revenue	505,146	448,202	372,426
Miscellaneous revenue	405,318	381,384	373,505
Total noninterest revenue	1,932,936	1,948,744	1,799,374

Noninterest expenses
Salaries	3,563,855	3,407,224	3,173,430
Employee benefits	969,305	849,961	924,103
Occupancy	700,092	709,619	640,335
Furniture and equipment	463,582	478,551	490,955
Other operating	1,865,257	1,909,332	1,930,859
Total noninterest expenses	7,562,091	7,354,687	7,159,682

Income before income taxes	11,403,167	11,556,569	10,551,538
Income taxes	4,106,580	4,156,200	3,753,900

Net income	$ 7,296,587	$ 7,400,369	$ 6,797,638

Earnings per common share - basic and diluted	$ 2.33	$ 2.33	$ 2.13

The accompanying notes are an integral part of these financial statements.

calvin b. taylor bankshares, inc.
and subsidiary
Consolidated Statements of Changes in Stockholders' Equity

					Accumulated
					other
	Common stock		Additional	Retained	comprehensive	Comprehensive
	Shares	Par value	paid-in capital	earnings	income	income

Balance, December 31, 2004	3,208,478	$3,208,478	$ 16,187,005	$ 47,128,812	$ 1,384,658
Restated
Net income	-	-	-	6,797,638	-	$ 6,797,638
Unrealized gain on investment
securities available for sale net
of income taxes of $168,016	-	-	-	-	270,307	270,307
Comprehensive income						$ 7,067,945
Common shares repurchased	(20,922)	(20,922)	(732,270)	-	-
Cash dividend, $2.10 per share	-	-	-	(6,693,937)	-

Balance, December 31, 2005	3,187,556	3,187,556	15,454,735	47,232,513	1,654,965
Restated
Net income	-	-	-	7,400,369	-	$ 7,400,369
Unrealized gain on investment
securities available for sale net
of income taxes of $127,088	-	-	-	-	193,518	193,518
Comprehensive income						$ 7,593,887
Common shares repurchased	(38,200)	(38,200)	(1,337,003)	-	-
Cash dividend, $.75 per share	-	-	-	(2,367,512)	-

Balance, December 31, 2006	3,149,356	3,149,356	14,117,732	52,265,370	1,848,483
Restated
Net income	-	-	-	7,296,587	-	$ 7,296,587
Unrealized gain on investment
securities available for sale net
of income taxes of $36,578	-	-	-	-	66,896	66,896
Comprehensive income						$ 7,363,483
Common shares repurchased	(46,846)	(46,846)	(1,736,319)	-	-
Cash dividend, $.80 per share	-	-	-	(2,485,496)	-

Balance, December 31, 2007	3,102,510	$3,102,510	$ 12,381,413	$ 57,076,461	$ 1,915,379

The accompanying notes are an integral part of these financial statements.

calvin b. taylor bankshares, inc.
and subsidiary
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2007	2006	2005

Cash flows from operating activities
Interest and dividends received	$ 20,969,946	$ 19,672,392	$ 17,301,217
Fees and commissions received	1,735,778	1,786,980	1,720,362
Interest paid	(4,490,056)	(3,059,960)	(1,708,517)
Cash paid to suppliers and employees	(7,005,983)	(6,857,365)	(6,418,778)
Income taxes paid	(4,396,848)	(4,350,114)	(3,738,920)
	6,812,837	7,191,933	7,155,364

Cash flows from investing activities
Certificates of deposit purchased, net of maturities	(3,954,410)	94,295	(1,934)
Proceeds from maturities of investments available for sale	29,000,000	2,000,000	-
Purchase of investments available for sale	(33,387,809)	(13,750,206)	(45,379)
Proceeds from maturities of investments held to maturity	37,025,000	73,050,000	89,345,000
Purchase of investments held to maturity	(27,456,181)	(16,695,344)	(45,704,174)
Loans made, net of principal collected	(4,845,160)	(26,809,826)	(42,931,800)
Proceeds from sale of equipment	7,549	2,500	-
Purchases of premises, equipment, and computer software	(534,978)	(452,448)	(311,387)
	(4,145,989)	17,438,971	350,326

Cash flows from financing activities
Net increase (decrease) in
Time deposits	16,968,141	12,074,786	(7,401,051)
Other deposits	(18,349,354)	(32,607,633)	(1,513,700)
Securities sold under agreements to repurchase	(2,197,875)	(525,215)	215,797
Payments on note payable	(22,647)	(21,332)	(20,093)
Common shares repurchased	(1,783,165)	(1,375,203)	(753,192)
Dividends paid	(2,485,496)	(6,830,090)	(2,231,359)
	(7,870,396)	(29,284,687)	(11,703,598)

Net increase (decrease) in cash and cash equivalents	(5,203,548)	(4,653,783)	(4,197,908)

Cash and cash equivalents at beginning of year	45,771,812	50,425,595	54,623,503
Cash and cash equivalents at end of year	$ 40,568,264	$ 45,771,812	$ 50,425,595

The accompanying notes are an integral part of these financial statements.

calvin b. taylor bankshares, inc.
and subsidiary

Consolidated Statements of Cash Flows
Continued

	Years Ended December 31,
	2007	2006	2005

Reconciliation of net income to net cash provided by
operating activities
Net income	$ 7,296,587	$ 7,400,369	$ 6,797,638

Adjustments to reconcile net income to net cash
provided by operating activities
Depreciation and amortization	570,379	602,442	630,606
Deferred income taxes	(43,131)	(42,710)	(81,749)
Premium amortization and discount accretion	(713,664)	(325,227)	(290,831)
Loss on disposition of assets	2,172	1,351	2,163
Decrease (increase) in
Accrued interest receivable	(551)	(187,677)	(80,917)
Cash surrender value of bank owned life insurance	(190,511)	(162,515)	(152,938)
Other assets	(8,728)	(158,064)	48,618
Increase (decrease) in
Accrued interest payable	161,754	162,798	60,855
Accrued income taxes	(247,353)	(96,730)	88,474
Other liabilities	(14,117)	(2,104)	133,445
	$ 6,812,837	$ 7,191,933	$ 7,155,364

Composition of cash and cash equivalents
Cash and due from banks	$ 17,428,347	$ 21,138,799	$ 24,069,790
Federal funds sold	23,121,256	24,616,735	26,296,780
Interest-bearing deposits, except for time deposits	18,661	16,278	59,025
	$ 40,568,264	$ 45,771,812	$ 50,425,595

The accompanying notes are an integral part of these financial statements.

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies
    The consolidated financial statements of Calvin B. Taylor Bankshares, Inc. include the accounts of its wholly owned subsidiary, Calvin B. Taylor Banking Company. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies reflected in these financial statements conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry.

Nature of operations
     Calvin B. Taylor Bankshares, Inc. is a bank holding company. Its subsidiary, Calvin B. Taylor Banking Company, is a financial institution operating primarily in Worcester County, Maryland and Sussex County, Delaware. The Bank is a full-service commercial bank, offering deposit services and loans to individuals, small- to medium-sized businesses, associations and government entities.

Use of estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions may affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash equivalents
     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold and interest-bearing deposits except for time deposits. Federal funds are purchased and sold for one-day periods.

Investment securities
     As securities are purchased, management determines if the securities should be classified as held to maturity or available for sale. Securities which management has the intent and ability to hold to maturity are recorded at amortized cost which is cost adjusted for amortization of premiums and accretion of discounts to maturity. Securities classified as available-for-sale are recorded at fair value.
    Purchase premiums and discounts are recognized in income revenue using the straight line method over the terms of the securities. Gains and losses on disposal are determined using the specific-identification method.

Loans
     Loans are stated at their outstanding principal amounts less the allowance for loan losses. Interest on loans is accrued and credited to income based on contractual interest rates applied to principal amounts outstanding. The accrual of interest is discontinued when principal or interest is ninety days past due or when the loan is determined to be impaired, unless collateral is sufficient to discharge the debt in full and the loan is in process of collection. When a loan is placed in nonaccruing status, any interest previously accrued but unpaid is reversed from interest revenue. Interest payments received on nonaccrual loans may be recorded as cash basis income, or as a reduction of principal, depending on management’s judgment on a loan by loan basis. Accrual of interest may be restored when all principal and interest are current and management believes that future payments will be received in accordance with the loan agreement. The Company does not defer loan origination costs which management has determined to be immaterial.
    Loans are considered impaired when, based on current information, management considers it unlikely that collection of principal and interest payments will be made according to contractual terms. Generally, loans are not reviewed for impairment until the accrual of interest has been discontinued, although management may categorize a performing loan as impaired based on knowledge of the borrower’s financial condition, devaluation of collateral, or other circumstances that are deemed relevant to loan collection. Impaired loans may have specific reserves allocated to them in the allowance for loan losses.

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies (Continued)

Allowance for loan losses
     The allowance for loan losses represents an amount which management judges to be adequate to absorb identified and inherent losses in the loan portfolio as of the balance sheet date. Valuation of the allowance is completed no less than quarterly. The determination of the allowance is inherently subjective as it relies on estimates of potential loss related to specific loans, the effects of portfolio trends, and other internal and external factors.
    In determining an adequate level for the allowance, management considers historical loss experience for major types of loans. However, historical data may not be an accurate predictor of loss potential in the current loan portfolio. Management reviews the current portfolio giving consideration to problem loans, delinquencies, the composition of the portfolio, concentrations of credit, and changes in lending products, processes, or staffing. Management considers external factors such as the interest rate environment, competition, current local and national economic trends, and the results of recent independent reviews by auditors and banking regulators.
    The allowance is increased by current period provisions recorded as expense and by recoveries of amounts previously charged-off. The allowance is decreased when loans are charged-off as losses, which occurs when they are deemed to be uncollectible. Provisions for loan losses are made to bring the balance in the allowance to the level established by application of management’s allowance methodology, and may result in an increase or decrease to expense.

Premises and equipment
     Premises and equipment are recorded at cost less accumulated depreciation. Depreciation is computed under both straight-line and accelerated methods over the estimated useful lives of the assets.

Computer software
     The Company amortizes software costs over their useful lives using the straight-line method.

Bank owned life insurance
     The Company records increases in cash surrender value of bank owned life insurance as current period income based on projections provided by the underwriting company.

Advertising
     Advertising costs are expensed during the period of the related marketing effort.

Income taxes
     The provision for income taxes includes taxes payable for the current year and deferred income taxes. Deferred income taxes are provided for the temporary differences between financial and taxable income. Tax expense and tax benefits are allocated to the Bank and Company based on their proportional share of taxable income.

Per share data
     Earnings per common share are determined by dividing net income by the weighted average number of common shares outstanding for the period, which was 3,125,761, 3,176,092, and 3,194,669 for the years ended December 31, 2007, 2006, and 2005, respectively.

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary

Notes to Consolidated Financial Statements

2. Prior period adjustment
     The Company has determined that the allowance for loan losses was overstated as a result of provisions charged to earnings in years prior to 2003. The Company has experienced minimal loan losses, including in recent years and, as a result, has not recorded provisions for loan losses since prior to 2003. Management determined that the balance in the allowance for loan losses could not be supported given the Company’s loan loss history combined with an analysis of probable losses in the current loan portfolio. A prior period adjustment to re-value the allowance for loan losses has been recorded, resulting in the restatement of balances previously reported for years prior to 2007.
    The following table details the accounts and balances that are affected:
	As Originally
	Reported	Adjustment	Restated
Restatement of 2006 balances
Allowance for loan losses	2,175,418	(1,979,335)	196,083
Loans, less allowance for loan losses	231,251,783	1,979,335	233,231,118
Total assets	367,532,166	1,979,335	369,511,501
Deferred income taxes	719,714	767,950	1,487,664
Total liabilities	297,362,610	767,950	298,130,560
Retained earnings	51,053,985	1,211,385	52,265,370
Total stockholders' equity	70,169,556	1,211,385	71,380,941
Total liabilites and stockholders' equity	367,532,166	1,979,335	369,511,501
Average assets	375,231,774	1,979,335	377,211,109
Average equity	68,057,182	1,211,385	69,268,567

Restatement of 2005 balances
Allowance for loan losses	2,190,709	(1,979,335)	211,374
Loans, less allowance for loan losses	204,441,957	1,979,335	206,421,292
Total assets	389,074,624	1,979,335	391,053,959
Deferred income taxes	635,336	767,950	1,403,286
Total liabilities	322,756,240	767,950	323,524,190
Retained earnings	46,021,128	1,211,385	47,232,513
Total stockholders' equity	66,318,384	1,211,385	67,529,769
Total liabilites and stockholders' equity	389,074,624	1,979,335	391,053,959
Average assets	397,366,486	1,979,335	399,345,821
Average equity	67,927,416	1,211,385	69,138,801

    No restatement has been made to the Consolidated Statements of Income for the years ended December 31, 2006 or 2005. In accordance with Paragraph 3 of Financial Accounting Standard No. 16, Prior Period Adjustments, no adjustment has been made to the estimate of loan losses in prior periods. In management’s opinion, had adjustments been made to prior period Consolidated Statements of Income, they would have been immaterial.

3. Cash and Due From Banks
     The Company normally carries balances with other banks that exceed the federally insured limit. The average balances carried in excess of the limit, including unsecured federal funds sold to the same banks, were $38,104,224 for 2007, $22,867,864 for 2006, and $34,580,755 for 2005.
    Banks are required to carry noninterest-bearing cash reserves at specified percentages of deposit balances. The Company's normal amount of cash on hand and on deposit with other banks is sufficient to satisfy the reserve requirements.

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary

Notes to Consolidated Financial Statements

4. Investment Securities
    Investment securities are summarized as follows:

	Amortized	Unrealized	Unrealized	Fair
	cost	gains	losses	value
December 31, 2007
Available for sale
U.S. Treasury	$ 18,914,290	$ 590,315	$ 1,099	$ 19,503,506
State and municipal	400,000	2,329	912	401,417
Equity	1,691,841	2,485,438	-	4,177,279
	$ 21,006,131	$ 3,078,082	$ 2,011	$ 24,082,202
Held to maturity
U.S. Treasury	$ 35,473,741	$ 587,431	$ -	$ 36,061,172
U.S. Government agency	10,000,000	33,226	209	10,033,017
State and municipal	1,206,009	2,206	210	1,208,005
	$ 46,679,750	$ 622,863	$ 419	$ 47,302,194

December 31, 2006
Available for sale
U.S. Treasury	$ 13,923,505	$ 528,889	$ 8,049	$ 14,444,345
State and municipal	300,000	-	3,441	296,559
Equity	1,658,091	2,455,197	-	4,113,288
	$ 15,881,596	$ 2,984,086	$ 11,490	$ 18,854,192
Held to maturity
U.S. Treasury	$ 43,968,110	$ 54,368	$ 226,931	$ 43,795,547
U.S. Government agency	8,749,280	-	47,330	8,701,950
State and municipal	3,554,241	107	20,655	3,533,693
	$ 56,271,631	$ 54,475	$ 294,916	$ 56,031,190

December 31, 2005
Available for sale
U.S. Treasury	$ 1,995,197	$ 591,990	$ -	$ 2,587,187
State and municipal	200,000	-	3,859	196,141
Equity	1,658,091	2,063,859	-	3,721,950
	$ 3,853,288	$ 2,655,849	$ 3,859	$ 6,505,278
Held to maturity
U.S. Treasury	$ 84,654,996	$ -	$ 890,971	$ 83,764,025
U.S. Government agency	17,745,997	-	282,502	17,463,495
State and municipal	10,178,169	-	99,161	10,079,008
	$ 112,579,162	$ -	$ 1,272,634	$ 111,306,528

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary

Notes to Consolidated Financial Statements

4. Investment Securities (Continued)
    The table below shows the gross unrealized losses and fair value of securities that are in an unrealized loss position as of December 31, 2007, aggregated by length of time that individual securities have been in a continuous unrealized loss position.

	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	value	loss	value	loss	value	loss

U. S. Treasury	$ 3,996,410	$ 1,099	$ -	$ -	$ 3,996,410	$ 1,099
U. S. Government Agency	999,791	209	-	-	999,791	209
State and municipal	-	-	633,992	1,122	633,992	1,122
	$ 4,996,201	$ 1,308	$ 633,992	$ 1,122	$ 5,630,193	$ 2,430

    The debt securities for which an unrealized loss is recorded are issues of the United States Treasury, Federal Home Loan Bank (a U. S. government agency), and general and highly rated revenue obligations of states and municipalities. The Company has the ability and the intent to hold these securities until they are called or mature at face value. Fluctuations in fair value reflect market conditions, and are not indicative of an other-than-temporary impairment of the investment.

    The amortized cost and estimated fair value of debt securities, by contractual maturity and the amount of pledged securities, follow. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
	December 31, 2007		December 31, 2006		December 31, 2005
	Amortized	Fair	Amortized	Fair	Amortized	Fair
	cost	value	cost	value	cost	value

Available for sale
Within one year	$ 16,918,515	$ 16,935,694	$ 11,928,019	$ 11,919,970	$ -	$ -
After one year
through five years	400,000	401,417	300,000	296,559	200,000	196,141
After ten years	1,995,775	2,567,812	1,995,486	2,524,375	1,995,197	2,587,187
	$ 19,314,290	$ 19,904,923	$ 14,223,505	$ 14,740,904	$ 2,195,197	$ 2,783,328

Held to maturity
Within one year	$ 16,454,622	$ 16,552,091	$ 37,025,991	$ 36,795,410	$ 74,014,166	$ 73,304,862
After one year
through five years	30,225,128	30,750,103	19,245,640	19,235,780	38,564,996	38,001,666
	$ 46,679,750	$ 47,302,194	$ 56,271,631	$ 56,031,190	$ 112,579,162	$ 111,306,528

Pledged securities	$ 25,231,084	$ 25,682,422	$ 29,579,859	$ 29,487,094	$ 26,980,663	$ 26,656,250

    Investments are pledged to secure deposits of federal and local governments. Pledged securities also serve as collateral for securities sold under agreements to repurchase.

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary

Notes to Consolidated Financial Statements

5. Lines of Credit
    The Company has available lines of credit, including overnight federal funds, reverse repurchase agreements and letters of credit, totaling $21,000,000 as of December 31, 2007.

6. Loans and Allowance for Loan Losses
    Major classifications of loans are as follows:
	2007	2006	2005
Real estate mortgages		Restated	Restated
Construction, land development, and land	$ 38,230,033	$ 37,331,256	$ 23,430,345
Residential 1 to 4 family	87,327,448	88,599,071	81,327,154
Second mortgages	3,287,734	2,395,178	2,094,749
Commercial properties	84,568,665	79,484,039	76,103,526
Commercial	22,283,007	23,264,997	21,461,593
Consumer	2,574,916	2,352,660	2,215,299
	238,271,803	233,427,201	206,632,666
Allowance for loan losses	195,525	196,083	211,374
Loans, net	$ 238,076,278	$ 233,231,118	$ 206,421,292

    The rate repricing distribution of the loan portfolio follows:

Immediately	$ 232,518,768	$ 227,174,910	$ 201,175,220
Within one year	1,878,462	1,432,234	1,351,581
Over one to five years	2,622,311	3,496,707	2,849,940
Over five years	1,252,262	1,323,350	1,255,925
	$ 238,271,803	$ 233,427,201	$ 206,632,666

    The Company makes loans to customers located primarily in the Delmarva region. Although the loan portfolio is diversified, its performance will be influenced by the economy of the region.

    Transactions in the allowance for loan losses were as follows:

	2007	2006	2005
		Restated	Restated
Beginning balance	$ 196,083	$ 211,374	$ 198,591
Provision charged to operations	-	-	-
Recoveries	5,705	95	20,914
	201,788	211,469	219,505
Loans charged off	6,263	15,386	8,131
Ending balance	$ 195,525	$ 196,083	$ 211,374

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary

Notes to Consolidated Financial Statements

6. Loans and Allowance for Loan Losses (Continued)
    Amounts past due 90 days or more, and still accruing interest at December 31, are as follows:

	2007	2006	2005

Real estate	$ -	$ 190,289	$ 119,741
Commercial	9,100	49,331	11,443
Consumer	-	-	533
	$ 9,100	$ 239,620	$ 131,717

    Loans on which accrual of interest had been discontinued as of December 31, are as follows:
	2007	2006	2005

Nonaccruing loans	$ 40,916	$ -	$ -
Interest not accrued on nonaccruing loans	$ 1,509	$ -	$ -

    Management has identified impaired loans with outstanding principal balances totaling $595,774 as of December 31, 2007, for which $138,514 was allocated in the allowance for loan losses. Included in principal balances of impaired loans is $436,802 which is guaranteed by a government agency. Management had identified no impaired loans as of December 31, 2006 or 2005.

7. Loan Commitments
    Loan commitments are agreements to lend to customers as long as there is no violation of any conditions of the contracts. Loan commitments generally have interest at current market rates, fixed expiration dates, and may require payment of a fee. Letters of credit are commitments issued to guarantee the performance of a customer to a third party.
    Loan commitments and letters of credit are made on the same terms, including collateral, as outstanding loans. The Company's exposure to loss in the event of nonperformance by the borrower is represented by the contract amount of the commitment.
    Outstanding loan commitments, lines of credit, and letters of credit at December 31, are as follows:
	2007	2006	2005
Loan commitments and lines of credit
Construction and land development	$ 12,582,162	$ 18,866,083	$ 21,845,161
Other	20,941,323	21,557,185	24,252,637
	$ 33,523,485	$ 40,423,268	$ 46,097,798

Standby letters of credit	$ 1,582,050	$ 1,682,942	$ 1,272,000

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary

Notes to Consolidated Financial Statements

8. Lease Commitments
    The Company leases the land on which the Route 50 branch in East Berlin is located. The lease obligation, which expires August 31, 2009, has remaining minimum rental payments of $15,000 in 2008 and $10,000 in 2009, totaling $25,000. Rent expense for each of the years ended December 31, 2007, 2006, and 2005, was $15,000.

9. Premises and Equipment
    A summary of premises and equipment and the related depreciation is as follows:

	Estimated useful life	2007	2006	2005

Land		$ 2,092,717	$ 2,092,717	$ 2,092,717
Premises	5 - 50 years	6,642,872	6,539,781	6,449,630
Furniture and equipment	3 - 20 years	3,505,080	3,632,597	3,517,505
		12,240,669	12,265,095	12,059,852
Accumulated depreciation		5,704,200	5,702,258	5,395,801
Net premises and equipment		$ 6,536,469	$ 6,562,837	$ 6,664,051

Depreciation expense		$ 490,601	$ 490,676	$ 508,624

10. Interest-bearing Deposits
Major classifications of interest-bearing deposits are as follows:
	2007	2006	2005

NOW	$ 51,218,087	$ 54,458,814	$ 62,601,973
Money market	31,719,473	36,413,676	46,464,340
Savings	41,698,409	45,844,558	51,648,088
Time deposits of $100,000 or more	35,860,947	27,961,782	17,878,226
Other time deposits	55,089,053	46,020,077	44,028,847
	$ 215,585,969	$ 210,698,907	$ 222,621,474

The rate repricing distribution of other time deposits follows:

Three months or less	$ 31,340,615	$ 27,264,435	$ 20,059,735
Over three through twelve months	51,075,812	40,508,905	28,184,281
Over one through two years	8,533,573	6,208,519	13,663,057
	$ 90,950,000	$ 73,981,859	$ 61,907,073

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary

Notes to Consolidated Financial Statements

11. Securities Sold Under Agreements to Repurchase
    Securities sold under agreements to repurchase represent overnight borrowings from customers. The government agency securities that collateralize these agreements are owned by the Company but maintained in the custody of an unaffiliated bank designated by the Company. Additional information follows:

	2007	2006	2005

Maximum month-end amount outstanding	$ 5,740,493	$ 7,605,046	$ 8,720,287
Average amount outstanding	$ 4,248,315	$ 5,878,171	$ 6,324,760
Average rate paid during the year	.69%	.68%	.34%
Investment securities underlying the agreements
at year end
Carrying value	$ 13,988,225	$ 18,988,534	$ 18,986,750
Estimated fair value	$ 14,318,281	$ 18,968,000	$ 18,805,000

12. Related Party Transactions
    The executive officers and directors of the Company enter into loan transactions with the Bank in the ordinary course of business. The terms of these transactions are similar to the terms provided to other borrowers entering into similar loan transactions. Executive officers and directors make deposits in the Bank, and invest in uninsured non-deposit investment products. They receive the same rates and terms on insured deposit accounts and securities sold under agreements to repurchase as other customers with similar accounts.

	2007	2006	2005
Related party loan activity
Beginning balance	$ 24,719,784	$ 20,530,646	$ 6,207,252
Advances	13,266,800	12,883,577	22,065,239
Other increases	-	1,376,525	-
	37,986,584	34,790,748	28,272,491
Repayments	15,438,533	10,070,964	7,741,845
Other decreases	914,585	-	-
Ending balance	$ 21,633,466	$ 24,719,784	$ 20,530,646

Unfunded loan commitments	$ 1,703,469	$ 3,596,956	$ 1,691,250

Deposit and non-deposit investment balances	$ 5,258,542	$ 4,601,253	$ 6,670,094

    The Company obtains legal services from a law firm in which one of the principal attorneys is also a member of the Board of Directors. Fees charged for these services are at similar rates charged by unrelated law firms for similar legal work. Amounts paid to this related party totaled $6,700, $5,800, and $13,438 during the years ended December 31, 2007, 2006, and 2005, respectively.

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary

Notes to Consolidated Financial Statements

13. Note Payable
    In 1999, the Company purchased real estate in Berlin, financing 100% of the purchase price. In 2003, an operations center was constructed on this site. This 6% unsecured note has a final maturity of September, 2011. The note requires principal payments as follows:

2008	$ 24,044
2009	25,527
2010	27,102
2011	21,417
$ 98,090

14. Profit Sharing Plan
    In 1999, the Company adopted a defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code. The plan covers substantially all of the employees and allows discretionary Company contributions. Annually, the Board of Directors approves a discretionary contribution in addition to matching 50% of employee contributions to a maximum of 6% of the employee wages.
    The total cost of the profit sharing plan for 2007, 2006, and 2005, was $214,557, $214,864, and $186,657, respectively.

15. Noninterest Expenses
    The components of noninterest other operating expenses follow:

	2007	2006	2005
Advertising	$ 177,567	$ 166,441	$ 147,541
Armored car service	64,710	52,513	76,068
ATM and debit card	272,479	234,409	234,732
Business and product development	78,703	79,623	78,399
Computer software amortization	79,768	111,765	121,982
Computer software maintenance contracts	127,959	111,777	101,875
Courier service	58,594	108,961	105,148
Deposit insurance	33,831	36,275	42,098
Director fees	149,400	140,200	99,900
Dues, donations, and subscriptions	85,179	88,255	94,385
Liability insurance	36,294	39,402	40,380
Postage	161,595	149,262	179,462
Professional fees	47,206	41,337	65,090
Stationery and supplies	95,854	123,652	111,593
Telephone	152,855	170,960	152,464
Miscellaneous	243,263	254,500	279,742
	$ 1,865,257	$ 1,909,332	$ 1,930,859

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary

Notes to Consolidated Financial Statements

16. Income Taxes
                The components of income tax expense are as follows:
	2007	2006	2005
		Restated	Restated
Current
Federal	$ 3,579,068	$ 3,606,800	$ 3,339,742
State	570,643	592,110	495,907
	4,149,711	4,198,910	3,835,649
Deferred	(43,131)	(42,710)	(81,749)
	$ 4,106,580	$ 4,156,200	$ 3,753,900

The components of the deferred taxes are as follows:
Nonaccrual loan interest	$ (596)	$ -	$ -
Employee benefit	(3,805)	8,966	(37,234)
Provision for loan losses	434	5,906	(4,774)
Depreciation	(31,395)	(55,162)	(42,854)
Discount accretion	(7,769)	(2,420)	3,113
	$ (43,131)	$ (42,710)	$ (81,749)

The components of the net deferred tax liability are as follows:
Deferred tax assets
Nonaccrual loan interest	$ 596	$ -	$ -
Employee benefit	32,073	28,268	37,234
	32,669	28,268	37,234
Deferred tax liabilities
Allowance for loan losses	171,841	171,407	165,501
Depreciation	169,562	200,957	256,119
Discount accretion	11,686	19,455	21,875
Unrealized gain on securities available for sale	1,160,691	1,124,113	997,025
	1,513,780	1,515,932	1,440,520
Net deferred tax liability	$ (1,481,111)	$ (1,487,664)	$ (1,403,286)
A reconciliation of the provision for taxes on income from the statutory federal income tax rates to the effective income tax rates follows:
Statutory federal income tax rate	34.04%	34.00%	34.00%
Increase (decrease) in tax rate resulting from
Tax-exempt income	(1.33)	(1.38)	(1.52)
State income taxes net of federal income tax benefit	3.30	3.34	3.10
	36.01%	35.96%	35.58%

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary

Notes to Consolidated Financial Statements

17. Fair Value of Financial Instruments
    The estimated fair values of the Company's financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques prescribed by the Financial Accounting Standards Board and may not be indicative of the net realizable or liquidation values. The calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

	December 31, 2007		December 31, 2006		December 31, 2005
			Restated		Restated
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	amount	value	amount	value	amount	value

Financial assets
Cash and due
from banks	17,428,347	18,042,845	21,138,799	21,665,764	24,069,790	24,305,510
Interest-bearing
deposits	6,012,482	6,056,125	2,055,689	2,068,114	2,192,731	2,149,957
Investment
securities	70,761,952	71,384,396	75,125,823	74,885,382	119,084,440	117,811,806
Loans, net	238,076,278	238,096,729	233,231,118	233,162,386	206,421,292	206,418,053

Financial liabilities
Interest-bearing
deposits	215,585,969	215,962,746	210,698,907	210,968,428	222,621,474	222,335,613
Note payable	98,090	96,201	120,737	115,815	142,069	137,990

    The fair value of federal funds sold, noninterest-bearing deposits, and securities sold under agreements to repurchase equals their carrying value.
    The fair value of silver coin included with cash is determined based on quoted market prices.
    The fair value of interest-bearing deposits with other financial institutions is estimated based on quoted interest rates for certificates of deposit with similar remaining terms.
    The fair values of equity securities are determined using market quotations. The fair values of readily marketable debt securities are provided by an independent third party and are based on quoted market price. Debt securities that are not readily marketable are assigned values based on prices from multiple sources, mostly from dealers’ bids and offers.
    The fair value of fixed-rate loans is estimated to be the present value of scheduled payments discounted using interest rates currently in effect for loans of the same class and term. The fair value of variable-rate loans, including loans with a demand feature, is estimated to equal the carrying amount. The valuation of loans is net of the allowance for loan losses. It is not practicable to estimate the fair value of outstanding loan commitments, unused lines, and letters of credit.
    The fair value of interest-bearing checking, savings, and money market deposit accounts is equal to the carrying amount. The fair value of fixed-rate time deposits is estimated based on interest rates currently offered for deposits of similar remaining maturities.

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary

Notes to Consolidated Financial Statements

18. Capital Standards
    The Federal Reserve Board and the Federal Deposit Insurance Corporation have adopted risk-based capital standards for banking organizations. These standards require ratios of capital to assets for minimum capital adequacy and to be classified as well capitalized under prompt corrective action provisions. The capital ratios and minimum capital adequacy requirements of the Company and the Bank are as follows:

	Company		Bank		To be well	Minimum
	Actual		Actual		capitalized	adequacy
(in thousands)	Amount	Ratio	Amount	Ratio	Ratio	Ratio

December 31, 2007
Total risk-based capital	$ 73,765	33.7%	$ 68,695	32.0%	10.0%	8.0%
(to risk weighted assets)
Tier 1 capital	$ 72,560	33.1%	$ 68,499	31.9%	6.0%	4.0%
(to risk-weighted assets)
Tier 1 capital	$ 72,560	19.5%	$ 68,499	18.6%	5.0%	4.0%
(to average fourth quarter assets)

December 31, 2006 restated
Total risk-based capital	$ 70,833	33.4%	$ 65,926	31.7%	10.0%	8.0%
(to risk weighted assets)
Tier 1 capital	$ 69,532	32.8%	$ 65,730	31.6%	6.0%	4.0%
(to risk-weighted assets)
Tier 1 capital	$ 69,532	18.6%	$ 65,730	17.8%	5.0%	4.0%
(to average fourth quarter assets)

December 31, 2005 restated
Total risk-based capital	$ 67,015	34.8%	$ 61,980	32.8%	10.0%	8.0%
(to risk weighted assets)
Tier 1 capital	$ 65,875	34.2%	$ 61,769	32.7%	6.0%	4.0%
(to risk-weighted assets)
Tier 1 capital	$ 65,875	16.5%	$ 61,769	15.6%	5.0%	4.0%
(to average fourth quarter assets)

    Tier 1 capital consists of common stock, additional paid-in capital, and retained earnings. Total risk-based capital includes a limited amount of the allowance for loan losses. In calculating risk-weighted assets, specific risk percentages are applied to each category of asset and off-balance sheet items.
    Failure to meet the capital requirements could affect the Company's ability to pay dividends and accept deposits, and may significantly affect the operations of the Company.
    In the most recent regulatory report, the Company was determined to be well capitalized. Management has no plans that should change the classification of the capital adequacy.

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary

Notes to Consolidated Financial Statements

19. Parent Company Financial Information
Balance Sheets	December 31,
	2007	2006	2005
		Restated	Restated
Assets
Cash and due from banks	$ 24,416	$ 21,342	$ 18,212
Interest-bearing deposits	1,022,482	523,484	561,527
Investment securities available for sale	4,177,279	4,113,288	3,721,949
Investment securities held to maturity	-	250,875	502,064
Investment in subsidiary bank	68,888,764	66,072,320	62,157,231
Premises and equipment	1,230,431	1,260,895	1,281,065
Other assets	6,975	5,995	4,467,685
Total assets	$ 75,350,347	$ 72,248,199	$ 72,709,733

Liabilities and Stockholders' Equity
Dividend payable	$ -	$ -	$ 4,462,578
Deferred income taxes	866,074	857,174	709,207
Other liabilities	8,510	10,084	8,179
	874,584	867,258	5,179,964
Stockholders' equity
Common stock	3,102,510	3,149,356	3,187,556
Additional paid-in capital	12,381,413	14,117,732	15,454,735
Retained earnings	57,076,461	52,265,370	47,232,513
Accumulated other comprehensive income	1,915,379	1,848,483	1,654,965
Total stockholders' equity	74,475,763	71,380,941	67,529,769
Total liabilities and stockholders' equity	$ 75,350,347	$ 72,248,199	$ 72,709,733

Statements of Income	Years Ended December 31,
	2007	2006	2005

Interest revenue	$ 35,222	$ 30,657	$ 24,671
Dividend revenue	70,479	70,752	55,518
Dividends from subsidiary	4,462,728	3,374,143	2,984,551
Equity in undistributed income of subsidiary	2,768,109	3,961,775	3,759,919
	7,336,538	7,437,327	6,824,659
Expenses
Occupancy	925	2,421	2,087
Other	33,026	28,337	21,034
	33,951	30,758	23,121
Income before income taxes	7,302,587	7,406,569	6,801,538
Income taxes	6,000	6,200	3,900
Net income	$ 7,296,587	$ 7,400,369	$ 6,797,638

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary

Notes to Consolidated Financial Statements

19. Parent Company Financial Information (Continued)
	Years Ended December 31,
Statements of Cash Flows	2007	2006	2005
Cash flows from operating activities
Interest and dividends received	$ 4,568,324	$ 7,938,431	$ 3,065,338
Rental payments and fees received	35,400	33,600	33,619
Cash paid for operating expenses	(38,887)	(32,435)	(26,047)
Income taxes refunded (paid)	(10,353)	(9,266)	(4,194)
	4,554,484	7,930,330	3,068,716
Cash flows from investing activities
Certificates of deposit purchased, net of maturities	(496,616)	(4,704)	(1,923)
Purchase of investments available for sale	-	-	(45,379)
Proceeds from maturities of investments
held to maturity	250,000	250,000	-
Purchase of investments held to maturity	(33,750)	-	-
Purchase of equipment	-	(9,950)	-
	(280,366)	235,346	(47,302)
Cash flows from financing activities
Common shares repurchased	(1,783,165)	(1,375,203)	(753,192)
Dividends paid	(2,485,496)	(6,830,090)	(2,231,359)
	(4,268,661)	(8,205,293)	(2,984,551)
Net increase (decrease) in cash	5,457	(39,617)	36,863
Cash at beginning of year	37,620	77,237	40,374
Cash at end of year	$ 43,077	$ 37,620	$ 77,237

Reconciliation of net income to net cash provided
by operating activities
Net income	$ 7,296,587	$ 7,400,369	$ 6,797,638
Adjustments to reconcile net income to net cash
used in operating activities
Undistributed net income of subsidiary	(2,768,109)	(3,961,775)	(3,759,919)
Premium amortization and discount accretion	875	1,189	1,092
Depreciation	30,464	30,121	30,675
Decrease (increase) in other assets	(2,554)	4,461,690	(4,389,943)
Increase (decrease) in
Deferred income taxes and other liabilities	(2,779)	(1,264)	4,389,173
	$ 4,554,484	$ 7,930,330	$ 3,068,716

Composition of cash and cash equivalents
Cash and due from banks	$ 24,416	$ 21,342	$ 18,212
Interest-bearing deposits, except for time deposits	18,661	16,278	59,025
	$ 43,077	$ 37,620	$ 77,237

Calvin B. Taylor Bankshares, Inc.
 And Subsidiary

Notes to Consolidated Financial Statements

20. Quarterly Results of Operations (Unaudited)
	Three months ended
	December 31,	September 30,	June 30,	March 31,

2007
Interest and dividend revenue	$ 5,459,878	$ 5,641,225	$ 5,376,493	$ 5,206,566
Interest expense	1,254,843	1,233,383	1,132,670	1,030,944
Net interest income	4,205,035	4,407,842	4,243,823	4,175,622
Provision for loan losses	-	-	-	-
Net income	1,651,416	1,961,144	1,894,655	1,789,372
Comprehensive income	1,623,653	2,004,398	1,751,909	1,983,523
Earnings per share	$ 0.53	$ 0.63	$ 0.60	$ 0.57

2006
Interest and dividend revenue	$ 5,309,067	$ 5,344,078	$ 4,858,168	$ 4,673,957
Interest expense	975,665	846,111	750,292	650,690
Net interest income	4,333,402	4,497,967	4,107,876	4,023,267
Provision for loan losses	-	-	-	-
Net income	1,831,259	1,987,548	1,818,161	1,763,401
Comprehensive income	1,773,916	2,098,488	1,893,146	1,828,337
Earnings per share	$ 0.58	$ 0.63	$ 0.57	$ 0.55

2005
Interest and dividend revenue	$ 4,793,757	$ 4,656,566	$ 4,289,745	$ 3,941,151
Interest expense	560,574	458,851	388,934	361,014
Net interest income	4,233,183	4,197,715	3,900,811	3,580,137
Provision for loan losses	-	-	-	-
Net income	1,703,943	1,905,371	1,687,865	1,500,459
Comprehensive income	1,686,643	1,883,824	1,900,312	1,597,166
Earnings per share	$ 0.53	$ 0.60	$ 0.53	$ 0.47